EXECUTION VERSION

Amendment No. 1
to
the Fifth Amended and Restated Limited Partnership Agreement
of
Managed Futures Premier Warrington L.P.
dated as of
January 30, 2012 (the “Agreement”)

WHEREAS, the General Partner, having determined that such action is not adverse to the interests of and does not require the consent of the Limited Partners, hereby amends the Agreement as set forth below, pursuant to Section 18(a) of the Agreement.

The second sentence of Section 1 of the Agreement, effective as of November 30, 2012, is hereby deleted and replaced by the following:  The name of the limited partnership is Managed Futures Premier Warrington L.P.

IN WITNESS WHEREOF, this Amendment to the Agreement has been executed for and on behalf of the undersigned as of November 30, 2012.

General Partner:

Ceres Managed Futures LLC

By: _________________________
Walter Davis
President and Director

Special Limited Partner:

Warrington Asset Management, LLC

By:     __________________________

 Scott C. Kimple
     President